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                                                                    EXHIBIT 11.0


                                  CONSEP, INC.

           Calculation of Net Income (Loss) and Pro Forma Net Loss Per
                       Common and Common Equivalent Share

                   Years Ended December 31, 1995 and 1994 and
                     Six Months Ended June 30, 1996 and 1995




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
                                                 SIX MONTHS ENDED JUNE 30,            YEAR ENDED DECEMBER 31,
                                               ----------------------------       ------------------------------
                                                  1996              1995              1995               1994
                                               ----------        ----------       -----------        -----------
Net income (loss)                              $  460,489        $  435,373       $(1,286,479)       $(5,849,835)
                                               ==========        ==========       ===========        ===========

Weighted average number of
   common shares outstanding                    7,599,282         6,421,652         6,761,623          5,595,218

Effect of stock options and
   warrants outstanding after
   application of the treasury stock
   method pursuant to Staff Accounting
   Bulletin No. 83                                     --                --                --              8,126

Weighted average number of dilutive
   common equivalent shares assumed
   to be outstanding pursuant to the
   application of the treasury stock
   method set forth in APB No. 15                 225,040           205,342                --                 --

Effect of assumed conversions of
   preferred stock upon closing of
   the Company's initial public offering
   of its common stock                                 --                --                --            398,519
                                               ----------        ----------       -----------        -----------
                                                7,824,322         6,626,994         6,761,623          6,001,863
                                               ==========        ==========       ===========        ===========
Pro forma net loss per common and
   common equivalent share                                                                           $     (0.97)
                                                                                                     ===========

Net income (loss) per common and
   common equivalent share                     $      0.06       $     0.07        $     (0.19)
                                               ===========       ==========        ===========
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